SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)   May 18, 2004

Pharmaceutical Formulations, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-11274 (Commission File Number)	22-2367644 (IRS Employer ID Number)

460 Plainfield Avenue, Edison, New Jersey 08818
(Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: 732-985-7100

N.A.

(Former Name or Former Address, if Changed Since Last Report)

Item 12.	Results of Operations and Financial Conditions.

For immediate release:	contact: A. Ernest Toth, Jr. Pharmaceutical Formulations, Inc (732) 985 - 7100

PHARMACEUTICAL FORMULATIONS, INC. ANNOUNCES NET
SALES INCREASE OF 13.2% FOR FIRST QUARTER 2004

Edison, NJ- MAY 18, 2004 - PHARMACEUTICAL FORMULATIONS, INC. (OTC Bulletin Board: PHFR) (“PFI” or the “Company”) announced today that it had consolidated net sales of $18.4 million for the first quarter ended April 3, 2004 compared with consolidated net sales of $16.2 million for the comparable period of the prior year, an increase of 13.2%. The increase primarily reflects $2.6 million of net sales by Konsyl Pharmaceuticals Inc., which was acquired by PFI on May 15, 2003. Net sales for PFI without Konsyl decreased $352,000 or 2.2% to $15.9 million from the prior year. This decrease in net sales was primarily due to increased price competition in the Private Label Over-the-Counter market, higher retailer rebate programs and an abrupt decline in the overall cough/cold market in the first quarter 2004.

Cost of sales as a percentage of net sales on a consolidated basis was 85.6% for the three months ended April 3, 2004 as compared to 86.0% in the prior period. Konsyl’s cost of sales as a percentage of net sales was 50.9% for the current period. PFI’s cost of sales as a percentage of net sales increased to 91.0% for the current period from 86.0% for the comparable period in the prior fiscal year due to increased competition in the Over-the-Counter market, higher retailer rebate programs and a shift in product mix to lower margin products.

Selling, general and administrative expenses were $3.9 million or 21.1% of net sales for the three months ended April 3, 2004 as compared to $2.3 million or 14.1% of net sales in the prior year period. The increase of $1.6 million included $1.0 million of expenses related to the inclusion of Konsyl and related transition costs. The remaining increase reflects higher insurance, legal and freight expenses.

The Company incurred a net loss of $1.4 million or $.02 per share for the three months ended April 3, 2004 as compared to a net loss of $548,000 or $.01 per share in the prior period. The increased loss was due to lower private label sales and higher selling, general and administrative expenses.

While the Company’s net sales have continued to grow, competitive situations have resulted in declining margins in the private label sector of our business. We have continued our efforts to expand our contract manufacturing activities and currently have an agreement with a major pharmaceutical company for the contract manufacture of a new fiber supplement product line that was launched during the first quarter of 2004. During 2003 we also completed our acquisition of Konsyl Pharmaceuticals, Inc. of Fort Worth, Texas. Konsyl is a manufacturer and distributor of powdered, dietary natural fiber supplements which has been in business for over 35 years. This acquisition provides an opportunity for PFI to increase its presence in the branded pharmaceutical market and affords PFI the opportunity to introduce new products under the Konsyl brand. The first of such newly developed products, SennaPrompt™, began shipping to retailers and distributors on May 18. SennaPrompt™ will be the only natural fiber therapy for predictable overnight relief for constipation. A national television, print, and radio program along with a strong promotion program geared to consumers and medical professionals will begin in August 2004.

Founded in 1964, Pharmaceutical Formulations, Inc., (OTC Bulletin Board: PHFR) is a publicly-traded private label manufacturer and distributor of OTC solid dose pharmaceutical products in the United States. Konsyl is a manufacturer and distributor of powdered natural fiber dietary supplements, which has been in business over 35 years. Products are sold under both the “Konsyl®” brand name and various private labels. Konsyl also manufactures a gastrointestinal diagnostic product, “Sitzmarks”, that is sold to hospitals, colon and rectal surgeons, and radiologists. Konsyl was acquired by Pharmaceutical Formulations Inc. (PFI) on May 15, 2003.

ICC Industries Inc. is the holder of approximately 74.5 million shares (about 87%) of the common stock of PFI. ICC is a global leader in the manufacturing, marketing and trading of chemical, plastic and pharmaceutical products. Founded as a trading enterprise in 1952, ICC has expanded its line of business to include manufacturing and production facilities in 23 locations throughout the United States, Europe, Israel, Russia, China and Turkey, and had 2003 sales of approximately $1.1 billion.

This press release may contain forward-looking information and should be read in conjunction with the company’s 10-K and quarterly and periodic reports on forms 10-Q and 8-K as filed with the Securities and Exchange Commission.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACEUTICAL FORMULATIONS, INC. By: /s/ A. Ernest Toth, Jr. Name: A. Ernest Toth, Jr. Title: Vice President and Chief Financial Officer

Dated: May 19, 2004